EXHIBIT 10.1

WEYERHAEUSER COMPANY

2013 LONG-TERM INCENTIVE PLAN

2021 PERFORMANCE SHARE UNIT AWARD

TERMS AND CONDITIONS (U.S.)

Pursuant to your Grant Notice (the “Grant Notice”) and these Performance Share Unit Award Terms and Conditions, Weyerhaeuser Company has granted to you under its 2013 Long-Term Incentive Plan (the “Plan”) the target number of Performance Share Unit Awards (“Awards”) indicated in your Grant Notice at the market value indicated in your Grant Notice (the “Grant”).  The Grant was made as of the date of the Compensation Committee action authorizing the Grant (the “Grant Date”).  You may decline this Grant by notifying the Compensation and Benefits Department at bened@weyerhaeuser.com within one month of the Grant Date.  If you decline this Grant, you will not be entitled to any award, benefit, or other compensation in lieu thereof.

Capitalized terms used but not defined in this document have the definitions given to such terms in the Plan.  Awards represent the Company’s unfunded and unsecured promise to issue shares of Company Common Stock to you at a future date based upon satisfaction of certain performance criteria, subject to the terms of this document and the Plan.  You have no rights to or under the Awards other than the rights of a general unsecured creditor of the Company.  In addition, the Awards have the following terms and conditions:

1. Earning and Vesting of Awards.  You will earn the Awards granted to you only if the Company achieves certain business targets over a three-year performance period and, except as otherwise provided in Section 3, you remain employed by the Company or Related Company through the end of the performance period.  The performance period begins on the Grant Date and ends on December 31 of the second year following the year of the Grant (the “Performance Period”).  Except as otherwise provided herein, all Awards will vest on the third anniversary of the Grant Date and will be earned within a range from 0% to 150% of target performance, subject to and based upon the Compensation Committee certifying the achievement of the performance measures set forth on Appendix A hereto in accordance with the methodology provided therein.  Notwithstanding the foregoing, if the Company’s absolute total shareholder return, as calculated in accordance with the methodology set forth in Appendix A (“TSR”), is negative over the Performance Period, then the maximum level of Awards that may be earned will be 100% of the target number of Awards.  All determinations with respect to Awards will be made by the Compensation Committee, including the determination and certification of achievement of the performance measures set forth in Appendix A and the level of Awards earned.

2.Settlement of Awards.  Upon vesting of Awards in accordance with Section 1, one share of Company Common Stock shall be issued for each earned Award that vests on such date (the “Shares”), subject to the terms of the Plan and this document.  The Company will subtract from the vested Shares the whole number of Shares necessary to satisfy any required tax withholding obligations as described in Section 9 and transfer the balance of the vested

Shares to you (known as “settlement”).  No fractional Shares shall be issued under the Grant. The delivery of vested Shares shall occur as soon as practicable after the vesting date specified in Section 1, but in all events by a date which is within 30 days following such date, subject to Section 3.

3.Termination of Employment; Retirement; Death; Disability; Change in Control.  In the event of your Termination of Service, including by reason of Retirement, death or Disability or a Change in Control while Awards are outstanding, the following provisions will apply.  Within 30 days following each applicable settlement date specified below, one share of Company Common Stock will be issued for each earned Award that is subject to settlement in accordance with the terms of the Plan and this document, subject to any tax withholding obligations as described in Section 9 and subject to Section 3(f).

(a)  Retirement.  If you experience a voluntary Termination of Service at age 62 or older (such termination being referred to herein as “Retirement”), and if clause (ii) in the second paragraph of Section 3(f) is not applicable, earned Awards will be settled according to the following schedule:

i. If your Retirement occurs on or after the one-year anniversary of the Grant Date, 100% of the Awards will continue to be earned and settled in accordance with the provisions of Section 1 and Section 2 based on actual performance results for the applicable performance period, notwithstanding your termination of employment before the vesting date.

ii. If your Retirement occurs before the one-year anniversary of the Grant Date, the number of Awards will be pro-rated based on the number of months you worked after the Grant Date as follows:  (x) the actual number of Awards earned as of the end of the three-year performance period multiplied by (y) a fraction, the numerator of which is the number of months worked after the Grant Date (and before your retirement) and the denominator of which is 12.  The remaining Awards will be forfeited, and no Shares will be issued or issuable with respect to such forfeited portion of the Awards.  The pro-rated portion of the Awards will be earned based on actual performance results for the applicable performance period and continue to vest and be settled as provided in Sections 1 and 2 above.

(b)  Termination Due to Job Elimination.  If you experience a Termination of Service due to the elimination of your position with the Company or any Related Company, and if neither Section 3(d) nor clause (ii) in the second paragraph of Section 3(f) is applicable, the Awards will continue to vest for one year following your Termination of Service and the earned and vested Awards will be settled as provided in Section 2.  The remaining unvested portion of the Awards as of the one-year anniversary of your termination date will be forfeited and no Shares will be issued or issuable or other compensation payable with respect to such forfeited portion of the Awards. For the avoidance of doubt, if your Termination of Service by reason of the elimination of your position with the Company or any Related Company occurs more than one year before the scheduled vesting date (i.e., the third anniversary of the Grant Date), then all Awards with respect to that performance period will be forfeited and no Shares will be issued or issuable or other compensation payable with respect to such forfeited Awards.

(c)  Termination for Other Reasons. If you experience a Termination of Service before any of the Awards are earned and vested as provided in Section 1 and none of the other provisions of this Section 3 apply, any Awards that are not vested on the date of your termination are immediately forfeited and no Shares will be issued or issuable or other compensation payable with respect to such forfeited portion of the Awards.

(d)  Termination for Cause.  If your employment or service relationship is terminated for Cause (defined below), then notwithstanding anything to the contrary herein, including but not limited to Section 3(a), any outstanding Awards will be immediately forfeited at the time the Company or Related Company first notifies you of your termination for Cause and no Shares will be issued or issuable or other compensation payable with respect to such forfeited Awards.  In addition, if your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, settlement of all outstanding Awards may be suspended during such period of investigation to the extent permissible under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Section 409A”). If, at the conclusion of such investigation, your employment or service relationship is terminated for Cause, all outstanding Awards shall be immediately forfeited as provided above and you shall be required to promptly repay to the Company any Shares relating to such Awards that were previously paid to you during the period of investigation.  If any facts that would constitute termination for Cause are discovered after your Termination of Service, any outstanding Awards may be immediately terminated by the Compensation Committee.

“Cause” means: (i) willful and continued failure to perform substantially your duties with the Company or any Related Company after the Company or Related Company delivers to you written demand for substantial performance specifically identifying the manner in which you have not substantially performed your duties; (ii) conviction of a felony; or (iii) willfully engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company or any Related Company.

(e)  Death or Disability.  In the event of your death or Disability while actively employed, all of the Awards will continue to be earned and settled in accordance with the provisions of Section 1 and Section 2 based on actual performance results for the applicable performance period, notwithstanding your Termination of Service before the vesting date.  In the event of your death, payment will be made to your estate. “Disability” means a disability as defined in Treas. Reg. § 1.409A-3(i)(4) (or successor provisions).

(f)  Change in Control. If a Change in Control occurs before the end of the three-year performance period, the target performance level of the Award will be deemed to have been achieved and you will be deemed to have earned the Award at a payout percentage of 100% of target Awards.

Following a Change in Control, the earned Awards will vest as set forth in Section 1 (i.e., all Awards will vest on the third anniversary of the Grant Date if you remain employed on that date) and be settled as set forth in Section 2, subject to the following provisions of this Section 3(f) and Section 15:

(i) If and to the extent the Awards are not converted, assumed, substituted for or replaced by the successor entity to the Company, your then-outstanding earned Awards will immediately vest in full as of the effective date of the Change in Control and shall be settled in cash in amount equal to the Fair Market Value of one share of Common Stock on the date of the Change in Control times the number of the earned Awards.  The amount shall be accumulated with interest compounded annually from the date of the Change in Control until the settlement date at a rate of 120 percent of the Federal mid-term rate (as in effect under section 1274 of the Code for the month in which the Change in Control occurs).  Settlement will be made as provided in Section 2 that would apply absent this Section 3(f) or, if earlier, at the time of your separation from service as specified clause (ii) below.

(ii) If and to the extent the Awards are converted, assumed, substituted for or replaced by the successor entity to the Company and you separate from service within two years following the effective date of a 409A Change in Control (defined below):

(1) the earned Awards will immediately vest in full as of the date of your separation from service, provided that such separation is either an involuntary separation by the Company other than for Cause (as defined in Section 3(d)) or a voluntary separation by you for Good Reason (as defined below); and

(2) the earned Awards, to the extent vested (or, in the case of a retirement, that will vest following retirement), shall be settled as of the date of your separation from service.

(iii) For purposes of this Section 3(f), a “separation from service” by the Company includes a separation from service by any Related Company and any successor entity, and a “409A Change in Control” means a Change in Control that also qualifies as a “change in control event” for purposes of Treas. Reg. § 1.409A-3(i)(5).

“Good Reason” means, without your express written consent, the occurrence of any one or more of the following events:

i.  a material reduction in your authority, duties, or responsibilities existing immediately prior to the Change in Control;

ii.  within two years following a Change in Control, the Company’s requiring you to be based at a location that is at least 50 miles farther from your primary residence immediately prior to a Change in Control than is such residence from the Company’s headquarters immediately prior to a Change in Control, except for required travel on the Company’s business to an extent substantially consistent with your business obligations as of the Grant Date;

iii. a material reduction by the Company of your base salary as in effect immediately prior to the Change in Control;

iv. a material reduction in the benefits coverage in the aggregate provided to you immediately prior to the Change in Control; provided, however, that reductions in the level of benefits coverage will not be deemed to be “Good Reason” if your overall benefits coverage is substantially consistent with the average level of benefits coverage of other executives who have positions commensurate with your position at the acquiring company; or

v. a material reduction in your level of participation, including your target-level opportunities, in any of the Company’s short- and/or long-term incentive compensation plans in which you participate as of the Grant Date (for this purpose a material reduction shall be deemed to have occurred if the aggregate “incentive opportunities” are reduced by 10% or more), or a material increase in the relative difficulty of the measures used to determine the payouts under such plans; provided, however, that reductions in the levels of participation or increase in relative difficulty of payout measures will not be deemed to be “Good Reason” if your reduced level of participation or difficulty of measures in each such program remains substantially consistent with the level of participation or difficulty of the measures of some or all other executives who have positions commensurate with your position at the acquiring company.

In no event will your resignation be for Good Reason unless: (A) an event set forth above has occurred and you provide the Company with written notice thereof within 30 days after you have knowledge of the occurrence or existence of such event, which notice specifically identifies the event that you believe constitutes Good Reason; (B) the Company fails to correct the event so identified in all material respects within 30 days after receipt of such notice; and (C) your resignation occurs within two years after the occurrence of such event and the 409A Change in Control.

4.Dividends.  Except as otherwise specifically provided in this document, you will not be entitled to any rights of a shareholder with respect to any outstanding Awards.  Notwithstanding the foregoing, if the Company declares and pays dividends on Common Stock during the time period when Awards are outstanding, you will be credited with additional amounts for each Award equal to the dividend that would have been paid with respect to such Award if it had been an actual share of Common Stock, which amount shall remain subject to any restrictions (and as determined by the Administrator may be reinvested in Awards or may be accrued as cash with or without interest) and shall vest and be paid concurrently with the vesting and payment of the Awards upon which such dividend equivalent amounts were paid based on actual performance results.

5.No Rights as Shareholder until Vesting and Issuance of Shares.  You will not have any voting or any other rights as a shareholder of Common Stock with respect to the outstanding Awards.  Upon vesting of the Awards and issuance of shares of Common Stock, you will obtain full voting and other rights as a shareholder of the Company.

6.Securities Law Compliance.  Notwithstanding any other provision of this document, you may not sell the Shares acquired upon vesting and issuance of the Awards unless such Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or, if such Shares are not then so registered, such sale is exempt from the registration requirements of the Securities Act.  The sale of such Shares must also comply with other applicable laws and regulations governing the Shares and you may not sell the Shares if the Company determines that such sale would not be in material compliance with such laws and regulations.

7.Non-Transferability of Awards.  Notwithstanding any other provision of this document, you may not sell, pledge, assign, hypothecate, transfer or dispose of the Awards in any manner prior to the distribution to you of shares of Shares in respect of such Awards.  Awards shall not be subject to execution, attachment or other process. Notwithstanding the foregoing, pursuant to Section 3(e), Shares may be issued to your estate in the event of your death.

8.Independent Tax Advice.  Determining the actual tax consequences of the receipt, vesting or disposition of the Awards or Shares may be complicated.  These tax consequences will depend, in part, on your specific situation and also may depend on the resolution of currently uncertain tax law and other variables not within the control of the Company.  You should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of the receipt, vesting or disposition of Awards or Shares.  You are encouraged to consult with a competent tax advisor independent of the Company to obtain tax advice concerning the receipt, vesting or disposition of the Awards or Shares in light of your specific situation.

9.Taxes and Withholding.  You are ultimately liable and responsible for all taxes owed in connection with the Awards, including federal, state, local, or foreign taxes of any kind required by law, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Awards.  The Company makes no representation or undertaking regarding your payment of taxes and the treatment of any tax withholding in connection with the Awards.  The Company does not commit and is under no obligation to structure the Awards to reduce or eliminate your tax liability.

When an event occurs in connection with the Awards (e.g., vesting) that the Company determines results in any federal, state, local or foreign tax withholding obligations, ( “tax withholding obligations”), to the extent permitted by Section 409A and applicable law, the Company may retain without notice from Shares issuable under the Awards or from salary or other amounts payable to you, whole Shares or cash having a value sufficient to satisfy your tax withholding obligations, as set forth in the Plan.

The Company may refuse to issue any Shares to you until your tax withholding obligations are satisfied.  You should be aware that, in accordance with the Plan, a delay in satisfying your tax withholding obligations could cause a forfeiture of the Shares.

10.Grant Not an Employment or Service Contract.  Nothing in the Plan or any Award granted under the Plan will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate your employment or other relationship at any time, with or without cause.

11.No Right to Damages.  You will have no right to bring a claim or to receive damages if any portion of the Grant is forfeited.  The loss of existing or potential profit in Awards will not constitute an element of damages in the event of your termination of service for any reason even if the termination is in violation of an obligation of the Company or a Related Company to you.

12.Binding Effect.  The terms and conditions of the Grant will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

13.Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation.  (a) All Awards under the Plan are discretionary in nature and may be suspended or terminated by the Company at any time. (b) Each Grant is a one-time benefit that does not create any contractual or other right to receive future grants of Awards. (c) All determinations with respect to any such future grants, including, but not limited to, the times when grants will be made, the number of Awards subject to each grant, the grant price, vesting and other terms applicable to the grant, and the time or times when each grant will be exercisable or settled, will be at the sole discretion of the Company. (d) Your participation in the Plan is voluntary. (e) The value of the Grant is an extraordinary item of compensation that is outside the scope of your employment contract, if any. (f) The Grant is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. (g) Except as may otherwise be explicitly provided in the terms and conditions of the Grant, the vesting of the Grant ceases upon your Termination of Service for any reason and any unvested Awards will be forfeited. (h) The future value of the Shares underlying the Grant is unknown and cannot be predicted with certainty.

14.Employee Data Privacy.  By accepting this Grant, you: (a) authorize the Company (and your employer, if different, and any agent of the Company administering the Plan or providing Plan recordkeeping services) to disclose to the Company or any of its affiliates, and their respective agents in connection with administering the Plan, any information and data the Company requests (including personal data) in order to facilitate the grant of the Award and the administration of the Plan; (b) agree that the Company (and your employer, if different, and any of their respective agents in connection with administering the Plan) may act as a data controller and/or data processor with respect to such information and data and waive to the maximum extent permissible by law any data privacy rights you may have with respect to such information and data; and (c) authorize the Company and its agents to store and transmit such information, including in electronic form, to its affiliates or agents in any country (including countries which may not provide for data protection equivalent to the United States).

15.Compliance with Code Section 409A.  To the extent that the Company determines that the Awards are subject to or exempt from Code Section 409A, this document will be interpreted, operated and administered accordingly and subject to the Terms of the Plan, including section 17.5 of the Plan.

Appendix A

[Plan Year] Performance Share Unit Awards
Performance Measures

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